Exhibit 99.(19)(c)

Proxy Voting Policies and Procedures

Proxy Voting Policies

Explanation of the Rule

Because an investment company is the beneficial owner of its portfolio securities (excluding, for the avoidance of doubt, for purposes of Rule 206(4)-6 under the Advisers Act, loans and other debt securities), it has the right to vote proxies relative to its portfolio securities. The SEC has stated that an investment company’s board has the obligation to vote proxies. As a practical matter, boards typically delegate this function to the investment company’s adviser. Rule 30b1-4 under the Investment Company Act requires funds that invest in voting securities to file an annual report on Form N-PX containing their actual proxy voting record for the most recent twelve-month period ended June 30 by no later than August 31 of each year. Form N-2, the basic registration form for closed-end funds, requires funds to disclose certain information concerning their proxy voting policies and procedures in their registration statement, and to provide information regarding how shareholders can obtain the funds’ actual proxy voting records.

Rule 206(4)-6 under the Advisers Act requires advisers to (i) adopt proxy policies reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, including addressing material conflicts of interest, (ii) disclose to clients information about its proxy policies, and (iii) maintain certain records relating to proxy voting. These requirements are designed to minimize conflicts of interest and ensure greater transparency in the voting of proxies.

Policies and Procedure

The Board of each Fund has delegated the voting of proxies and corporate actions for Fund securities to the Adviser pursuant to the Adviser’s proxy voting policies and procedures are contained in the Adviser’s Compliance Program manual in the section entitled “Proxy Voting”. Under this Policy, the Adviser will vote proxies related to Fund securities in the best interests of a Fund and its shareholders. Although the Funds’ respective investment programs will not likely result in their receiving proxies, the Funds will adhere to this Policy, a copy of which is attached to this Compliance Manual as Appendix F.

The Administrator is responsible for compiling the data to be included in a Fund’s Form N-PX, preparing and filing Form N-PX with the SEC, and maintaining records of a Fund’s proxy voting records. Fund management adheres to the approved proxy voting guidelines in making proxy voting decisions on behalf of the Funds or refers material matters to the CCO as appropriate.